JOINT FILING INFORMATION

Reporting Person:	John M. Angelo

Address:	c/o Angelo, Gordon & Co., L.P.
245 Park Avenue
New York, NY 10167

Designated Filer:	Angelo, Gordon & Co., L.P.

Issuer and Symbol:	Delta Financial Corporation (“DFC”)

Statement for

Month/Day/Year:	08/14/07

Other:

All of the securities reported herein are held for the account of certain private investment funds and accounts for which Angelo, Gordon & Co., L.P., a Delaware limited partnership (“Angelo Gordon”), acts as investment adviser. JAMG LLC, a Delaware limited liability company, is the General Partner of AG Partners, L.P., a Delaware limited partnership (“AG Partners”), which is the sole general partner of Angelo Gordon. Mr. Angelo is the chief executive officer of Angelo Gordon and a managing member of JAMG LLC, along with Mr. Gordon, the other managing member of JAMG LLC.

The filing of this statement shall not be deemed an admission that the Reporting Person is the beneficial owner of any securities not held directly for its account for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise.

JOHN M. ANGELO

/s/ John M. Angelo__